NU SKIN ENTERPRISES, INC.
2006 STOCK INCENTIVE PLAN
(DIRECTOR)

MASTER RESTRICTED STOCK UNIT AGREEMENT

        This Master Restricted Stock Unit Agreement (the “Agreement”) is made and entered into effective as of __________________ by and between Nu Skin Enterprises, Inc., a Delaware corporation (the “Company” ), and ___________________ (“Director”) subject to the terms and conditions of the Nu Skin Enterprises, Inc. 2006 Stock Incentive Plan (the “Plan”). In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Agreement, the terms and conditions of the Plan shall prevail. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Agreement.

1.	Grant of Restricted Stock Units.

                1.1 Master Agreement. By executing this Agreement, Director agrees that this Agreement shall govern the term of all Restricted Stock Units granted to you under the Plan pursuant to a Restricted Stock Unit Grant Notice (“Grant Notice”) that incorporates by reference the terms of this Agreement. Each Restricted Stock Unit grant that is intended to be governed by this Agreement shall incorporate all of the terms and conditions of this Agreement and shall contain such other terms and conditions as the Committee shall establish for the grant of Restricted Stock Units covered by such Grant Notice. In the event of a conflict between the language of this Agreement and any Grant Notice, the language of the Grant Notice shall prevail with respect to that Grant Notice. In order to be effective, the Grant Notice must be executed by a duly authorized executive officer of the Company. Director will not be required to sign each Grant Notice, but you shall be deemed to have accepted the Grant Notice (and all of the terms and conditions set forth therein) unless Director provides written notice to the Plan Administrator of Director’s rejection of the Grant Notice and all of the Restricted Stock Units granted thereunder within 20 days after receipt of the Grant Notice.

                1.2 Grant of Restricted Stock Units. The Company grants to Director an award of the number of Restricted Stock Units as set forth in each applicable Grant Notice. Each Restricted Stock Unit is a bookkeeping entry representing the Company’s unfunded promise to deliver one (1) share of the Company’s Common Stock (the “Share”), on the terms provided herein and in the Plan.

                1.3 Vesting of Restricted Stock Units. Unless other vesting dates and schedules are provided in the Grant Notice, the Restricted Stock Units shall vest in full on the date immediately preceding the next annual meeting of stockholders (the “Vesting Dates”) provided that Director remains in the Continuous Service of the Company or one of its Affiliates during the period commencing on the date of grant and ending on each of the respective Vesting Dates (the “Vesting Period”) except as otherwise provided in Section 4.

                1.4 Settlement of Restricted Stock Units. Subject to the terms of the Plan and this Agreement, Restricted Stock Units shall be settled in Shares, provided that Director has satisfied any tax withholding obligations, if any, pursuant to Section 9 below. Shares will be issued to Director within a reasonable time following each Vesting Date (as evidenced by the appropriate entry in the books of the Company or a duly authorized transfer agent of the Company), but in no event shall the Shares be issued after the period ending on the later to occur of the date that is 2 1/2 months from the end of (i) Director’s tax year that includes the applicable Vesting Date, or (ii) the Company’s tax year that includes the applicable Vesting Date.

                1.5 Stockholder Rights. Unless and until the Shares are issued by the Company after the Vesting Date, Director shall have none of the rights or privileges of a shareholder of the Company (including voting, dividend and liquidation rights) with respect to the Shares covered by the Restricted Stock Units.

2.	Securities Law Compliance. Director represents that Director has received and carefully read a copy of the Prospectus for the Plan, together with the Company’s most recent Annual Report to Stockholders. Director hereby acknowledges that Director is aware of the risks associated with the Shares and that there can be no assurance the price of the Common Stock will not decrease in the future. Director hereby acknowledges no representations or statements have been made to Director concerning the value or potential value of the Common Stock. Director acknowledges that Director has relied only on information contained in the Prospectus and has received no representations, written or oral, from the Company or its Directors, attorneys or agents, other than those contained in the Prospectus or this Agreement. Director acknowledges that the Company has made no representations concerning the tax and other effects of the Restricted Stock Units and Director represents that Director has consulted with Director’s own tax and other advisors concerning the tax and other effects of the Restricted Stock Units.

3.	Transfer Restrictions. Director shall not transfer, assign, sell, encumber, pledge, grant a security interest in or otherwise dispose of the Restricted Stock Units subject to this Agreement in any manner other than by the laws of descent or distribution. Any such transfer, assignment, sale, encumbrance, pledge, security interest or disposition shall be void and shall result in the automatic termination of the Restricted Stock Units and this Agreement.

4	Termination of Employment.In the event Director’s Continuous Service is terminated for any reason prior to the full vesting of the Restricted Stock Units, the Restricted Stock Units granted hereunder shall terminate to the extent they are not vested as of the termination of Director’s Continuous Service (as described in Section 10.8), and Director shall not have any right to receive any Shares subject to such unvested Restricted Stock Units.

5.	Forfeiture. If at any time during Director’s employment or at any time during the 12-month period following termination of Director’s Continuous Service, a Forfeiture Event (as defined below) occurs, then at the election of the Committee, (a) this Agreement and all unvested Restricted Stock Units granted hereunder shall terminate, and (b) Director shall return to the Company for cancellation all Shares held by Director plus pay the Company the amount of any proceeds received from the sale of any Shares to the extent such Shares were issued pursuant to Restricted Stock Units granted under this Agreement that vested (i) during the 12-month period immediately preceding the Forfeiture Event, or (ii) on the date of or at any time after such Forfeiture Event. “Forfeiture Event” means the following: (a) an act of fraud or intentional misrepresentation related to his or her services as a director, (b) disclosure or use of confidential information in a manner detrimental to the Company, (c) competing with the Company, or (d) any other action of Director that is materially harmful to the interests of the Company. The Committee, in its sole discretion, may waive at any time in writing this forfeiture provision and release Director from liability hereunder.

6.	Governing Plan Document. This Agreement incorporates by reference all of the terms and conditions of the Plan, as presently existing and as hereafter amended. Director expressly acknowledges and agrees that the terms and provisions of this Agreement are subject in all respects to the provisions of the Plan. Director also expressly acknowledges, agrees and represents as follows:

                a.     Acknowledges receipt of the Plan, a copy of which is attached hereto as Exhibit A, and represents that Director is familiar with the provisions of the Plan, and that Director enters into this Agreement subject to all of the provisions of the Plan.

                b.     Recognizes that the Committee has been granted complete authority to administer the Plan in its sole discretion, and agrees to accept all decisions related to the Plan and all interpretations of the Plan made by the Committee as final and conclusive upon Director and upon all persons at any time claiming any interest through Director in the Restricted Stock Units or the Shares subject to this Agreement.

                c.     Acknowledges and understands that the establishment of the Plan and the existence of this Agreement are not sufficient, in and of themselves, to exempt Director from the requirements of Section 16(b) of the Exchange Act and any rules or regulations promulgated thereunder, and that Director (to the extent Section 16(b) applies to Director) shall not be exempt from such requirements pursuant to Rule 16b-3 unless and until Director shall comply with all applicable requirements of Rule 16b-3, including without limitation, the possible requirement that Director must not sell or otherwise dispose of any Share acquired hereby unless and until a period of at least six months shall have elapsed between the date upon which such Restricted Stock Unit was granted to Director and the date upon which Director desires to sell or otherwise dispose of any Share acquired under this award.

7	Representations And Warranties. As a condition to the receipt of any Shares upon vesting, the Company may require Director to make any representations and warranties to the Company that legal counsel to the Company may determine to be required or advisable under any applicable law or regulation, including without limitation, representations and warranties that the Shares are being acquired only for investment and without any present intention or view to sell or distribute any such shares.

8	Compliance With Law And Regulations. The obligations of the Company hereunder are subject to all applicable federal and state laws and to the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed and any other government or regulatory agency.

9.	Taxes. Regardless of any action the Company or, if different, the Director’s employer (the “Employer”) takes with respect to any or all income tax (including federal, state and other taxes), social insurance, payroll tax or other tax-related withholding (“Tax-Related Items”), Director acknowledges that the ultimate liability for all Tax-Related Items legally due by Director is and remains his or her responsibility and that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including the grant of the Restricted Stock Units, the vesting of the Restricted Stock Units, the settlement of the Restricted Stock Units, the subsequent sale of any Shares acquired at settlement and the receipt of any dividends; and (ii) do not commit to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate the Director’s liability for Tax-Related Items.

                Prior to vesting of the Restricted Stock Units, Director agrees to make arrangements satisfactory to the Company and/or the Employer to satisfy any applicable Tax-Related Items in connection with the Restricted Stock Units. In this regard, if permissible under local law and regulations, Director authorizes the Company and/or the Employer, at their discretion, to satisfy the obligations with respect to Tax-Related Items by one or a combination of the following: (i) selling or arranging for the sale of Shares otherwise deliverable to Director in settlement of the Restricted Stock Units; (ii) withholding from Director’s wages or other cash compensation payable to Director by the Company or the Employer; (iii) withholding from proceeds of the sale of Shares acquired upon vesting of the Restricted Stock Units; or (iv) withholding in Shares, provided that the Company only withholds the amount of Shares necessary to satisfy the minimum withholding amount. Finally, Director will pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of Director’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to deliver any of the Shares if Director fails to comply with his or her obligations in connection with the Tax-Related Items described in this Section.

10.	Nature of Grant. In accepting the Restricted Stock Units and signing this Agreement, Director acknowledges that:

10.1	the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan;

10.2	the grant of Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future awards of Restricted Stock Units, or benefits in lieu of Restricted Stock Units even if Restricted Stock Units have been awarded repeatedly in the past;

10.3	nothing in this Agreement or in the Plan shall confer upon Director any right to continue in the service of the Company as a director or in any other capacity;

10.4	all decisions with respect to future grants of Restricted Stock Units, if any, will be at the sole discretion of the Company;

10.5	Director's participation in the Plan is voluntary;

10.7	in consideration of the grant of Restricted Stock Units, no claim or entitlement to compensation or damages arises from termination of the Restricted Stock Units or diminution in value of the Restricted Stock Units or Shares received upon vesting of Restricted Stock Units resulting from termination of the Director’s employment or other service-providing relationship with the Company or Employer (for any reason whatsoever and whether or not in breach of local labor laws) and Director irrevocably releases the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, Director shall be deemed irrevocably to have waived his or her entitlement to pursue such claim; and

10.8	in the event of the termination of Director's Continuous Service (whether or not in breach of local labor laws), Director’s right to receive Restricted Stock Units and vest under the Plan, if any, will terminate effective as of the date that Director is no longer actively employed or providing service and will not be extended by any notice period mandated under local law (e.g., active employment or service would not include a period of “garden leave” or similar period pursuant to local law); the Committee shall have the exclusive discretion to determine when Director is no longer providing Continuous Service for purposes of the Plan.

11.	General Provisions.

                11.1 Notices. Any notice required to be given under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, registered or certified, postage prepaid and properly addressed to the party entitled to such notice at the address indicated below such party’s signature line on this Agreement or at such other address as such party may designate by ten (10) days advance written notice under this Section to all other parties to this Agreement.

                11.2 No Waiver. The failure of the Company in any instance to exercise any rights under this Agreement, including the forfeiture rights under Section 5, shall not constitute a waiver of any other rights that may subsequently arise under the provisions of this Agreement or any other agreement between the Company and Director. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition, whether of like or different nature.

12.	Miscellaneous Provisions.

                12.1 Director Undertaking. Director hereby agrees to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on either Director or the Shares pursuant to the provisions of this Agreement.

                12.2 Entire Contract. This Agreement and the Plan constitute the entire understanding and agreement of the parties with respect to the subject matter contained herein. This Agreement is made pursuant to, and incorporates by reference, the provisions of the Plan and shall in all respects be construed in conformity with the terms of the Plan (which is attached as Exhibit A).

                12.3 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

                12.4 Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan, Restricted Stock Units granted under the Plan or future Restricted Stock Units that may be granted under the Plan by electronic means or to request Director’s consent to participate in the Plan by electronic means. Director hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

                12.5 Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon Director, Director’s permitted assigns and the legal representatives, heirs and legatees of Director’s estate, whether or not any such person shall have become a party to this Agreement and have agreed in writing to join herein and be bound by the terms hereof. Director may not assign this Agreement other than by the laws of decent and distribution.

                12.6 Severability. In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

                12.7 Governing Law. Restricted Stock Units and the provisions of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Utah without resort to that State’s conflict-of-laws rules, as provided in the Plan. In the event of any legal proceeding involving this Agreement, the prevailing party shall be entitled to recover its legal fees and expenses (including reasonable attorneys’ fees).

                By Director’s signature and the signature of the Company’s representative below, Director and the Company agree that this Restricted Stock Unit is granted under and governed by the terms and conditions of the Plan and this Agreement. Director has read and understands the Plan and this Agreement. Director hereby agrees to accept as binding and conclusive all decisions or interpretations of the Board and/or the Committee related to the Plan.

                IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date and year first indicated above.

      Nu Skin Enterprises, Inc.

      By: ______________________________

      Title: ______________________________

      Date: ______________________________

      Director

      By: ______________________________

      Date: ______________________________

      Address: ______________________________

NU SKIN ENTERPRISES, INC.
RESTRICTED STOCK UNIT GRANT NOTICE
2006 STOCK INCENTIVE PLAN

        Nu Skin Enterprises, Inc. (“Company”), pursuant to its 2006 Stock Incentive Plan (“Plan”) and the 2006 Stock Incentive Plan Master Restricted Stock Unit Agreement (“Master Restricted Stock Unit Agreement”) previously entered into by the parties, hereby grants to the “Director” identified below ______ Restricted Stock Units. The Restricted Stock Units are subject to all of the terms and conditions as set forth herein and in the Master Restricted Stock Unit Agreement and the Plan, both of which are incorporated herein in their entirety. Any capitalized terms not defined herein shall have the meaning provided to such terms in the Plan.

Direcotor:
Date of Grant:
Number of Restricted Stock Units:

Vesting Schedule:

Additional Terms/Acknowledgements: The Director acknowledges receipt of, and understands and agrees to, this Grant Notice, the Master Restricted Stock Unit Agreement and the Plan. Director further acknowledges that as of the Date of Grant, this Grant Notice, the Master Restricted Stock Unit Agreement and the Plan set forth the entire understanding between Employee and the Company regarding the Restricted Stock Units granted pursuant hereto and supersede all prior oral and written agreements on that subject with the exception of the agreements, if any, listed below. To the extent that this Grant Notice varies the terms of the Master Agreement, this Grant Notice will prevail only with respect to Restricted Stock Units granted pursuant to this Grant Notice.

      Other Agreements:

NU SKIN ENTERPRISES, INC.

By:________________________________
        Signature

Title: ________________________________
Date: